FORM OF OPINION

[_________], 2008

Commonwealth Cash Reserve Fund, Inc.
CCRF Prime Portfolio
4350 North Fairfax Drive, Suite 580
Arlington, VA 22203

Commonwealth Cash Reserve Fund, Inc.
SNAP® Fund
4350 North Fairfax Drive, Suite 580
Arlington, VA 22203

Ladies and Gentlemen:

You have requested our opinion as counsel to Commonwealth Cash Reserve Fund, Inc. ("CCRF") with respect to certain Federal income tax consequences of the reorganization by and between CCRF Prime Portfolio ("Prime Fund") and SNAP® Fund ("SNAP Fund"), each an investment portfolio of CCRF. This opinion is rendered in connection with the Agreement and Plan of Reorganization, dated July [16], 2008 (the "Agreement") by CCRF, on behalf of Prime Fund and SNAP Fund, which provides for the transfer of all of the assets, subject to the stated liabilities, of Prime Fund to SNAP Fund in exchange for shares of SNAP Fund, immediately after which Prime Fund will distribute the SNAP Fund shares to its shareholders in complete liquidation of Prime Fund (these transactions together, the "Reorganization"). We are delivering this opinion to you pursuant to Paragraph 8.6 of the Agreement. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

In rendering this opinion, we have, among other things, reviewed, and relied upon the accuracy of, the following documents:

1.	The Agreement;

2.	The Registration Statement on Form N-14 under the Securities Act of 1933 that relates to the Reorganization, as filed with the Securities and Exchange Commission (the "Registration Statement"); and

Commonwealth Cash Reserve Fund, Inc.
[__________], 2008

3.	The Officer's Certificate provided to us by CCRF on behalf of Prime Fund and SNAP Fund (the "Certificate").

In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the Agreement and in accordance with the Certificate. In addition, we have further assumed that factual statements and information contained in the Registration Statement, the Certificate, and other documents, records and instruments supplied to us are correct and that there has been no material change with respect to such facts or information prior to the time of the Reorganization.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that, on the basis of existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current administrative rules and court decisions, all as in effect as of the date hereof, for federal income tax purposes:

(a) The transfer of all of the assets of Prime Fund solely in exchange for shares of SNAP Fund and the assumption by SNAP Fund of the stated liabilities of Prime Fund followed by the distribution of shares of SNAP Fund pro rata to shareholders of Prime Fund in exchange for such shareholders' shares of Prime Fund in complete liquidation of Prime Fund, and all as contemplated by the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and SNAP Fund and Prime Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

(b) No gain or loss will be recognized by SNAP Fund upon the receipt of all of the assets of Prime Fund solely in exchange for shares of SNAP Fund and the assumption by SNAP Fund of the stated liabilities of Prime Fund;

(c) No gain or loss will be recognized by Prime Fund upon the transfer of the assets of Prime Fund to SNAP Fund solely in exchange for shares of SNAP Fund and the assumption by SNAP Fund of the stated liabilities of Prime Fund or upon the distribution (whether actual or constructive) of such shares of SNAP Fund to shareholders of Prime Fund in exchange for such shareholder's shares of Prime Fund in liquidation of Prime Fund;

(d) No gain or loss will be recognized by shareholders of Prime Fund upon the exchange of their shares of Prime Fund solely for shares of SNAP Fund in the Reorganization;

(e) The aggregate tax basis of shares of SNAP Fund received by a shareholder of Prime Fund pursuant to the Reorganization, including fractional shares to which such shareholder may be entitled, will be the same as the aggregate tax basis of shares of Prime Fund exchanged therefor by such shareholder;

(f) The holding period of shares of SNAP Fund to be received by each shareholder of Prime Fund pursuant to the Reorganization, including fractional shares to which such shareholder may be entitled, will include the period for the shares of Prime Fund exchanged therefor, provided such shares of Prime Fund are held as capital assets at the time of the Reorganization;

Commonwealth Cash Reserve Fund, Inc.
[__________], 2008

(g) The tax basis of the assets of Prime Fund acquired by SNAP Fund will be the same as the tax basis of such assets to Prime Fund immediately before the Reorganization;

(h)  The holding period of the assets of Prime Fund in the hands of SNAP Fund will include the period during which those assets were held by Prime Fund;

(i) Pursuant to Section 381(a) of the Code and Section 1.381(a)-1 of the Treasury Regulations promulgated thereunder, SNAP Fund will succeed to and take into account the items of Prime Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations promulgated thereunder; and

(j) Under Section 381(b) of the Code, the tax year of Prime Fund will end on the closing date of the Reorganization.

The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other Federal, state, local or foreign income tax issue or other matter. This opinion is being provided solely for the benefit of CCRF, Prime Fund and SNAP Fund. No other person or party shall be entitled to rely on this opinion. We do not assume any continuing obligation or responsibility to advise you of any changes in law, or any change of circumstances of which we become aware, which may affect either of the opinions expressed herein, or to update, revise or supplement any opinion herein for any reason whatsoever.

Very truly yours,